THE SCOTT LAW FIRM, P.A.
                              5121 Sarazen Drive
                             Hollywood, FL  33021

                                (954) 964-1546
                           Facsimile (954) 964-1548

                                                  December 4, 1998

To:  The Board Of Directors
Ashley Capital Management, Inc.
c/o Corporate Systems, Inc.
101 North Fairfield Drive
Dover, Delaware 19901

Dear Board of Directors,

We have acted as your counsel in connection with the organization of Atlas Futures Fund, Limited Partnership, a Delaware limited partnership (the "Partnership"), wherein your firm serves as the General Partner and the preparation of a Registration Statement on Form S-1, expected to be filed with the Securities and Exchange Commission (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of $7,000,000 of Limited Partnership interest (the "Units") in the Partnership.

Based upon our familiarity with the organization of the Partnership and the representations made to us by your firm of the methods to be used to operate the Partnership, we are of the opinion that the Units to be offered for sale as described in the Registration Statement, when sold in the manner and under the conditions set forth therein, are already duly authorized and will be legally issued and fully paid and non-assessable. We are also of the opinion that purchasers of the Units, upon admission to the Partnership by the General Partner, will become limited partners in the Partnership and that their liability for the losses and obligations of the Partnership will be limited to the extent provided by the Indiana Uniform Limited Partnership Act and the Limited Partnership Agreement of the Partnership.

                                             Very truly yours,
                                             The Scott Law Firm, P.A.


                                             S/ William Sumner Scott
                                             William Sumner Scott
                                             For the Firm

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